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                                                                  EXHIBIT (c)(9)





                        United States Filter Corporation
                               40-004 Cook Street
                              Palm desert, CA 92210



                                 March 15, 1999



Vivendi
42, avenue de Friedland
75380 Paris Cedex 08, France


                           Re:      Confidentiality Agreement

Gentlemen:

         You have expressed an interest in exploring a possible transaction (the "Transaction") with United States Filter Corporation (the "Company") relating to a possible acquisition of the Company and have requested that the Company furnish you with certain information.

         As used herein, "Evaluation Material" means all information relating to the Company, whether oral, written or otherwise (including any such information furnished prior to the execution of this Agreement), furnished to you or your directors, officers, partners, advisors (including financial advisors), subsidiaries or other entities controlled by you directly or indirectly ("Controlled Entities"), employees, agents or representatives (collectively, "Representatives"), by the Company or its Representatives and all reports, analyses, compilations, studies and other materials prepared by you or your Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you, your Representatives or anyone to whom you or any of your Representatives transmit any Evaluation Material or (ii) is or becomes known or available to you on a non-confidential basis from a source



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March 15, 1998
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(other than the Company or one of its Representatives) who, insofar as is known to you after reasonable due inquiry, is not prohibited from transmitting the information to you or your Representatives by a contractual, legal, fiduciary or other obligation.

         In consideration of your being furnished with the Evaluation Material, you agree that:

         1. Subject to paragraph 3 below, the Evaluation Material will be kept confidential in accordance with the terms hereof and will not, without the prior written consent of the Company, be disclosed by you or your Representatives, in whole or in part, and will not be used by you or your Representatives, directly or indirectly, for any purpose other than in connection with evaluating a possible Transaction. Moreover, you agree to disclose that you are evaluating the Transaction and transmit Evaluation Material to your Representatives only for the purpose of evaluating such Transaction and are informed by you of the confidential nature of the Evaluation Material and agree to act in accordance with the confidentiality provisions of this Agreement. In any event, you will be responsible for any actions by your Representatives which are not in accordance with the provisions hereof; provided, however, that you shall not be responsible for any such actions by any of your Representatives who is not one of your directors, partners, officers, Affiliates or employees and who furnishes to the Company a letter substantially in the form of Exhibit A.

         2. Subject to paragraph 3 below, without the prior written consent of the Company, neither you nor your Representatives will disclose to any person any information regarding a possible Transaction involving the Company or any information relating in any way to the Evaluation Material, including, without limitation (i) the fact that discussions or negotiations with the Company are taking place concerning a possible Transaction, including the status thereof or the termination of discussions or negotiations with the Company, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction or of your consideration of a possible Transaction or (iii) that this Agreement exists, that Evaluation Material has been made available to you. The Company, its subsidiaries, and its Representatives shall be subject to the restrictions contained in the immediately preceding sentence. The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, entity or individual; and the term "Company" shall include, without limitation, its subsidiaries.


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March 15, 1998
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         3. In the event that you, your Representatives or anyone to whom you or your Representatives supply Evaluation Material or any of the facts or information referred to in paragraph 2, above, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any Evaluation Material or any of the facts or information referred to in the prior paragraph or any information relating to a possible Transaction or such person's opinion, judgment, view or recommendation concerning the Company as developed from the Evaluation Material, you agree (i) to immediately notify the Company of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Company on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Evaluation Material which, in the opinion of your counsel, you are legally required to disclose and to cooperate with any reasonable action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

         4. You hereby acknowledge that you are aware, and that you will advise such of your Representatives who are informed in accordance with the terms of this Agreement, that the United States securities laws prohibit any person who has received from an issuer material non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         5. You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that, for a period of two years from the date hereof, neither you nor any of your Controlled Entities shall, directly or indirectly, without the consent of the Company (a)(x) solicit, seek or offer to effect or effect, (xx) negotiate with or provide any information to the Company's Board of Directors, any director or officer of the Company, any stockholder of the Company, any employee or union or other labor organization representing employees of the Company or any other person with respect to, (xxx) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors of the Company, any directors or officers of the Company or any stockholder of the Company, any employee or union or other labor organization representing employees of the Company or any other person with respect to,



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Vivendi
March 15, 1998
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or (xxxx) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to (i) any form of business combination or similar or other extraordinary transaction involving the Company or any of its subsidiaries or other entities controlled by the Company (the "Company Controlled Entities"), including, without limitation, a merger, tender or exchange offer or liquidation of the Company assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any Company Controlled Entities, (iii) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the Company or any Company Controlled Entities, (iv) any proposal to seek representation on the Board of Directors of the Company or otherwise to seek to control or influence the management, Board of Directors or policies of the Company or any Company Controlled Entities, (v) any request or proposal to waive, terminate or amend the provisions of this letter or (vi) any proposal or other statement inconsistent with the terms of this agreement or (b) instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in obtaining financing for, or acting as a joint or co-bidder for the Company) any third party to do any of the foregoing (the actions referred to in (a) and (b) in this sentence are referred to as "Prohibited Actions"), unless and until you have received the prior written invitation or approval of a majority of the Board of Directors of the Company to do any of the foregoing (it being agreed and understood that the entering into of this Agreement shall not constitute such invitation). If at any time during such period you are approached by any party concerning your or their participation in a transaction involving the Company assets, businesses or securities or any other Prohibited Actions, you will promptly inform the Company of the nature of such contact and the parties thereto unless you terminate such contact immediately upon becoming aware of the subject matter thereof. Notwithstanding the foregoing provisions of this paragraph, such provisions shall not apply in the event the Company enters into a definitive agreement or an agreement in principle with a third party (other than the undersigned) with respect to a transaction referred to in clause (a)(i) or (ii) of this paragraph or a third party engages in any of the activities referred to in clause(a)(xxxx) with respect to a transaction referred to in clause (a)(i), (ii) or (iv) of this paragraph. You further agree that for a period of two years from the date hereof you will not offer to hire or hire any person currently or formerly employed by the Company with whom you have had contact, or about whom you have become aware, during the period of your investigation of the Company provided however, that the foregoing provision will not prevent you from employing any such person



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Vivendi
March 15, 1998
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who contacts you on his or her own initiative or in response to any general solicitation or advertisement concerning available positions.

         6. You agree that prior to the consummation of a Transaction, without the prior consent of the Company, neither you nor your Controlled Entities shall directly or indirectly, initiate, engage or participate in any discussions or negotiations or enter into any agreement or arrangements regarding the sale of any assets or securities of the Company, except for agreements with bona fide financial institutions providing financing for such Transaction which require sales of certain assets to third parties prior to a certain time.

         7. Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its Representatives has made or will make any representation or warranty as to the accuracy or completeness of the Evaluation Material; except as may be contained in a definitive agreement with respect to a Transaction. You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives resulting from the Evaluation Material or for your or your Representatives' consideration of, or participation in a process relating to, a possible Transaction.

         8. Promptly upon request from the Company, you shall redeliver to the Company or destroy all tangible Evaluation Material and any other tangible material containing, prepared on the basis of, or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise), including all reports, analyses, compilations, studies and other materials containing or based on the Evaluation Material or reflecting your review of, or interest in, the Company, and will not retain any copies, extracts or other reproductions in whole or in part of such tangible material. Upon the request of the Company, any such destruction shall be certified in writing to the Company by an authorized officer supervising the same.

         9. You acknowledge and agree that in the event of any breach of this Agreement, the Company would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement, without the need for proof of actual damages. You also agree to reim-
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Vivendi
March 15, 1998
Page 6




burse the Company for all costs and expenses, including attorney's fees, incurred by the Company in successfully enforcing your or your Representatives' obligations hereunder.

         10. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, ss. 5-1401 and 5-1402 of the New York General Obligations Law and NYCPLR 327(b). You hereby irrevocably and unconditionally submit to the jurisdiction of any court of the state of New York or any federal court sitting in the State of New York for purposes of any suit, action or other proceeding arising out of this Agreement or the Transaction contemplated hereby, which is brought by or against the Company (and you agree not to commence any action, suit or proceedings relating thereto except in such courts) and agree that service of any process, summons, notice or document by U.S. registered mail to Vivendi, 42, avenue de Friedland, 75380 Paris Cedex 08, France, with a copy by hand delivery, first class U.S. mail or overnight courier to Wachtell, Lipton, Rosen & Katz (attention: Daniel A. Neff, Esq.), 51 West 52nd Street, New York, New York 10019, shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transaction contemplated hereby, which is brought by or against the Company, in the courts of the State of New York or any federal court sitting in the State of New York and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action suit or proceeding brought in any such court has been brought in an inconvenient forum.

         11. You and the Company agree that unless and until a definitive written agreement between the Company and you with respect to a Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect thereto. The agreements set forth in this Agreement may be modified or waived only by a separate writing by the Company and you which expressly modifies or waives such agreements.

         12. You agree that you and your Representatives will direct all inquiries and any requests for information concerning the Company to Kevin L. Spence or such other individuals named by the Company and not contact any other members of management or employees of the Company, without the prior consent of the Company. Notwithstanding anything else contained in this Agreement, (i) you may contact Apollo Investment Fund L.P.("Apollo") at any time in connection with a Sale Transaction and you may enter into an

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Vivendi
March 15, 1998
Page 7




agreement to purchase or an option agreement to purchase any shares of common stock of the Company owned by Apollo, and (ii) you may not contact other stockholders of the Company without the prior consent of Richard J. Heckmann, provided that any consent previously given by Mr. Heckmann to contact AXA Assurances I.A.R.D. Mutelle and its affiliates and the Bass family and its affiliates will be deemed to satisfy the requirements of this clause.

         13. It is understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

         14. This Agreement shall inure to the benefit of any successor in interest to the Company. In addition, the confidentiality provisions of this Agreement shall inure to the benefit of any person that may acquire, after the date hereof, any subsidiary or division of the Company with respect to Evaluation Material concerning the business or affairs of such subsidiary or division. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which shall constitute the same agreement.

         15. In the event the Company or any of its subsidiaries has entered into or enters into a confidentiality agreement with any third party with respect to a possible acquisition of or other business combination involving the Company ( a "Third Party Agreement") and the Third Party Agreement contains terms similar to or relating to the matters covered hereby, and such terms of the Third Party Agreement are more favorable to such third party than the terms contained herein, then the Company shall notify you of such terms and this Agreement shall be deemed to be amended so that you will be entitled to the benefit of such more favorable terms.


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Vivendi
March 15, 1998
Page 8




                                            Very truly yours,

                                            United States Filter Corporation


                                            By:  /s/ KEVIN SPENCE
                                               ------------------------------
                                            Name:  Kevin Spence
                                            Title: Executive V.P. CFO


Confirmed and Agreed to as of the date first written above:

Vivendi

By:  /s/ GUILLAUME HANNEZO
--------------------------------
Name:   Guillaume Hannezo
Authorized Officer



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Vivendi
March 15, 1998
Page 9



                                    EXHIBIT A

                             Representative's Letter

                              _______________, 199_


United States Filter Corporation
40-004 Cook Street
Palm Desert, CA 92211



Vivendi
42, avenue de Friedland
75380 Paris Cedex 08, France

Ladies and Gentlemen:

         The undersigned agrees to be bound by the confidentiality provisions of the letter agreement dated March __, 1999 between Vivendi and United States Filter Corporation, a copy of which is attached hereto.

                                            Very truly yours,

                                            [                       ]


                                            By: _____________________
                                            Name:
                                            Title: